This merger involves an offer of securities of foreign companies.  The offer is subject to disclosure requirements of a foreign country that are different from those of the United States.  Financial information included in this document was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country, and all of its directors are residents of a foreign country.  You may not be able to sue a foreign company or its directors in a foreign court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

This document has been translated from the Japanese-language original for reference purposes only.

While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original.  Such Japanese-language original shall be the controlling document for all purposes.

Reference Material for the General Meeting of Shareholders

Resolution No. 2  Establishment of a joint holding company through share transfer

1.	Reasons for the share transfer

Daimei Telecom Engineering Corp. (“Daimei”), Commuture Corp. (“Commuture”) and TODENTSU Corporation (“TODENTSU”) are each involved in the information/telecommunications engineering field (installation and maintenance of communications equipment and IT equipment).  Our business environment has changed dramatically in recent years. Now, as we approach a society of ubiquitous computing, data/communications technology is advancing on a daily basis, our customers’ needs are growing more and more diverse and sophisticated, and we are called upon to provide ever more reliable and higher quality services over a broader field of activity. In these circumstances, the three companies, with the respective sales bases, business areas, fields of specialty and other complementarities, have reached common ground on our greatest management challenges.  We now wish to step further into the next era as a comprehensive engineering company, pursuing synergies that will allow us to strengthen our business nation-wide, while at the same time pursuing technological innovation. Our three companies held discussions on these issues, and based on a principle of equality, arrived at the conclusion that management integration would be the best decision to make optimal use of our business resources, maximize our enterprise value, promote the strength and efficiency of our business competitiveness, allow us to realize the benefits of an alliance, and strengthen the foundations of our businesses. For these purposes, in this Agenda Item we ask your approval for the establishment of MIRAIT Holdings (referred to below as the “joint holding company”) as our wholly owning parent company through a share transfer (referred to below as the “share transfer”) jointly between Daimei, Commuture and TODENTSU under Article 772, Paragraph 2 of the Companies Act of Japan.

2.	Summary of details of share transfer plan, as given in the “Share Transfer Plan (copy)” below:

Share Transfer Plan (copy)

Daimei, Commuture and TODENTSU have agreed to perform a share transfer in the form of a joint share transfer, and have jointly prepared the following share transfer plan (“the Plan”).

Article 1	(Share Transfer)

In accordance with this Plan, Daimei, Commuture and TODENTSU agree to form, through a joint share transfer, a newly established wholly-owning parent company (“NewCo”), and on the incorporation date transfer all outstanding shares in Daimei, Commuture and TODENTSU to NewCo (the “Share Transfer”).

Article 2	(Purposes of NewCo, Trademarks, Location of Headquarters, Total Number of Authorized Shares, Other Bylaws)

1.	The Purposes of NewCo, Firm Name, Location of Main Office, Total Number of Authorized Shares, and Other Bylaws are as follows:

(1)	Purposes

The purposes of NewCo are as defined in Article 2 of the By-Laws, which are attached.

(2)	Firm Name

The firm name of NewCo shall be Kabushiki Kaisha MIRAIT Holdings (English name: MIRAIT Holdings Corporation).

(3)	Location of Main Office

The main office of NewCo shall be located in Koto-ku, Tokyo.

(4)	Total Number of Authorized Shares

The total number of authorized shares in NewCo shall be 330,000,000 shares.

2.	In addition to the items above, other items determined by the by-laws of NewCo are as described in the By-Laws, which are attached.

Article 3	(Names, etc. of NewCo’s Members of the Board of Directors, Auditors, and Accounting Auditor(s))

The Names, etc. of NewCo’s Inaugural Members of the Board of Directors, Auditors, and Accounting Auditor(s) at incorporation are as follows:

(1)	Members of the Board of Directors:

Goro Yagihashi
Fumio Takaesu
Kenichi Nishimura
Ikuo Washiyama
Junichi Nomura
Yusuke Kodama
Katsuhiko Tanabe (external)
Yasushi Komono (external)

(2) – 1	Auditors:

Yoichi Takashima
Nobutoshi Takahashi
Yoshiaki Ugaki (external)
Hiroshi Daikuya (external)

(2)– 2	Standing Auditor:

Yoichi Takamiya (external)

(3)	Accounting Auditor:

Toyo Horwath

Article 4	(Shares that NewCo will Exchange in the Share Transfer, and Their Allotment)

1.
At the Share Transfer, NewCo will transfer to each shareholder of Daimei, Commuture and TODENTSU the total number of the shares of common stock in NewCo as shown in Items (1), (2) and (3), respectively, in exchange for the shares of common stock held in Daimei, Commuture and TODENTSU.

(1)	The number equal to the number of outstanding shares of Daimei held, times 1 (one), as of the end of the day prior to the incorporation of NewCo.

(2)	The number equal to the number of outstanding shares of Commuture held, times 0.77, as of the end of the day prior to the incorporation of NewCo (partial shares to be omitted).

(3)	The number equal to the number of outstanding shares of TODENTSU held, times 0.24, as of the end of the day prior to the incorporation of NewCo (partial shares to be omitted).

2.
At the Share Transfer, NewCo shall allot, as detailed below, the ordinary shares in NewCo described in the above Item(s) to the shareholders noted or recorded in the shareholder registries of Daimei, Commuture or TODENTSU as of the end of the day of

NewCo’s incorporation, in exchange for their shares in Daimei, Commuture and TODENTSU (however, for any shareholders in Daimei, Commuture or TODENTSU who demand that their shares be purchased under Article 806 of the Companies Act of Japan, Daimei shall purchase such shares of Daimei, Commuture shall purchase such shares of Commuture, and TODENTSU shall purchase such shares of TODENTSU).

(1)	For shareholders in Daimei, one share in NewCo for each one share in Daimei.

(2)	For shareholders in Commuture, 0.77 share in NewCo for each one share in Commuture.

(3)	For shareholders in TODENTSU, 0.24 share in NewCo for each one share in TODENTSU.

For each one share of common stock in NewCo to be exchanged for shares in Daimei, Commuture and TODENTSU, if there are fractional shares of less than one share, these shall be disposed of as provided in Article 234 of the Companies Act of Japan and/or other relevant laws and regulations.

Article 5	(Amount of NewCo’s Capital and Reserves)

NewCo’s Capital and Reserves will be as follows:

(1)	Capital:	¥7 billion

(2)	Capital reserves:	¥2 billion

(3)	Legal reserves:	¥0

Article 6	(Incorporation Date of NewCo)

The establishment date of NewCo shall be October 1, 2010 (the “Incorporation Date”). However, this may be changed, based on discussions among Daimei, Commuture and TODENTSU, if necessary in connection with the procedures for the share transfer or for other reasons.

Article 7	(Shareholder Meeting(s) to Approve the Share Transfer Plan)

1.	Daimei shall convene its Ordinary General Meeting of Shareholders on June 29, 2010, and request to resolve the items needed for the Share Transfer and approval of the Share Transfer Plan.

2.	Commuture shall convene its Ordinary General Meeting of Shareholders on June 29, 2010, and request to resolve the items needed for the Share Transfer and approval of the Share Transfer Plan.

3.	TODENTSU shall convene its Ordinary General Meeting of Shareholders on June 29, 2010, and request to resolve the items needed for the Share Transfer and approval of the Share Transfer Plan.

4.
Regardless of the terms set forth in the preceding three items, Daimei, Commuture and TODENTSU shall confer, and request to resolve the items needed for the Share Transfer and approval of the Share Transfer Plan, if necessary in connection with the procedures for the share transfer or for other reasons.

Article 8	(Listing of Shares of NewCo)

On the Incorporation Date of NewCo, the shares issued are scheduled to be listed on the Tokyo Stock Exchange and the Osaka Securities Exchange.

Article 9	(Share Registry Administrator for NewCo)

The Share Registry Administrator for NewCo shall be Mitsubishi UFJ Trust and Banking Corp.

Article 10	(Dividends from Surplus)

1.	Daimei may pay dividends from surplus of up to ¥10 per share to registered share pledge holders and shareholders noted or recorded in the shareholder registry as of March 31, 2010.

2.	Daimei may pay dividends from surplus of up to ¥10 per share to registered share pledge holders and shareholders noted or recorded in the shareholder registry as of September 30, 2010.

3.	Commuture may pay dividends from surplus of up to ¥11 per share to registered share pledge holders and shareholders noted or recorded in the shareholder registry as of March 31, 2010.

4.	Commuture may pay dividends from surplus of up to ¥9 per share to registered share pledge holders and shareholders noted or recorded in the shareholder registry as of September 30, 2010.

5.	TODENTSU may pay dividends from surplus of up to ¥6 per share to registered share pledge holders and shareholders noted or recorded in the shareholder registry as of March 31, 2010.

6.	TODENTSU may pay dividends from surplus of up to ¥3 per share to registered share pledge holders and shareholders noted or recorded in the shareholder registry as of September 30, 2010.

7.
After the plan is formulated, Daimei, Commuture and TODENTSU must not pay any dividends from surplus with a record date prior to the Incorporation Date of NewCo other than as defined in the preceding six Items, unless agreed in writing by Daimei, Commuture and TODENTSU.

Article 11	(Duty of Care)

After the formulation of the plan, until the Incorporation Date of NewCo, Daimei, Commuture and TODENTSU owe a duty of care in carrying out their duties and managing their assets.  Actions that exert a significant influence on their assets, rights and/or obligations (including, but not limited to, payments of dividends from surplus, purchases of treasury stock based on decisions by the General Meeting of Shareholders and/or the Board of Directors), are subject to prior discussion and approval by the relevant parties, except as specifically noted in this plan.

Article 12	(Change of Circumstances)

If there is any important change in the assets or business situation of Daimei, Commuture or TODENTSU from the time of the formulation of this plan until the Incorporation Date, and if this change creates or makes clear a situation that might do significant harm to the execution of the share transfer, or if the achievement of the purposes of the share transfer becomes remarkably difficult, Daimei, Commuture or TODENTSU may cancel the Share Transfer, or, in consultation with the other parties, may alter the terms of the share transfer or make other alterations to the plan.

Article 13	(Effect of Share Transfer Plan)

If either Daimei, Commuture or TODENTSU fails to receive the necessary approval for the items needed for the Share Transfer and approval of the Share Transfer Plan, as specified in Article 7, or if the approval of relevant regulatory agency is not received for the Share Transfer Plan as required by laws and regulations, the plan shall not remain in force.

Article 14	(Items for Consultation)

For items other than those defined in this plan, items not defined in this plan that are necessary to the plan shall be determined by Daimei, Commuture and TODENTSU through separate consultations in keeping with the intent of the plan.

In testimony of the creation of this plan, three copies of this plan have been prepared, each bearing the signatures and seals of Daimei, Commuture and TODENTSU, each of which shall hold one copy.

May 19, 2010

Daimei:

Daimei Telecom Engineering Corp. 2-11-20 Nishi-Gotanda Shinagawa-ku, Tokyo Representative: Goro Yagihashi, President

Commuture:

Commuture Corp. 3-3-15 Edobori, Nishi-ku, Osaka Representative: Fumio Takaesu, President

TODENTSU:

TODENTSU Corp. 2-3-3 Higashi-Shinbashi Minato-ku, Tokyo Representative: Kenichi Nishimura, President and CEO

(End of “Share Transfer Plan”)

(Attachment)

By-Laws of MIRAIT Holdings Corp.

Chapter 1.  General Rules

Article 1	(Company’s Name)

The name of the company shall be Kabushiki Kaisha MIRAIT Holdings, or MIRAIT Holdings Corp. (in English).

Article 2	(Purposes)

The company shall hold shares or equity stakes in companies engaging in the following businesses, and shall contribute to the development of such information/communications companies through utilization of its rights as shareholder and by directing them as necessary through advice, good offices and other means.

(1)
Outsourcing and maintenance of electronic communications installation, electrical installation, civil engineering, architectural construction, carpentry construction, plastering construction, scaffolding / earthworks / concrete construction, stone construction, roofing construction, plumbing construction, tile / brick / block construction, construction of steel structure, construction of steel frameworks, pavement construction, dredging, sheet-metal installation, glass installation, painting, water-proofing, interior finishing, installation of machinery and equipment, installation of insulation, gardening construction, digging construction, installation of door fittings, installation of water mains, fire-prevention construction, installation of cleaning facilities and related operations, outsourcing and maintenance

(2)	Development, operation and maintenance of information/communications system hardware, software and related or connected systems

(3)	Sales and installation of environmental protection facilities such as industrial waste treatment facilities and equipment for use in industrial waste treatment facilities

(4)	Sales, leasing, production, maintenance and export of materials and equipment used for measuring, design and consulting in the areas above

(5)	Telecommunications, based on the Telecommunications Business Act

(6)	Assignment of temporary workers

(7)	Real estate sales, leasing, brokerage and management

(8)	Security and protection services

(9)	Moneylending

(10)	Liability insurance, and insurance agency based on the Automobile Liability Insurance Law

(11)	Operations related to soliciting customers for life insurance

(12)	Sales, repair and leasing of office equipment, office supplies, exercise equipment and household electric appliances

(13)	Sales and export of foods, daily miscellaneous goods, and agricultural or marine products

(14)	Sales of used goods

(15)	Outsourcing of office work related to accounting, employment agency, payroll accounting,

social-welfare benefits, training, etc.

(16)	Warehousing of materials, and related product management, packaging and transport activities, at the request of corporate customers

(17)	Travel business and travel agency business, based on the Travel Agency Act

(18)	Printing business

(19)	Other businesses related or connected to the businesses above

Article 3	(Location of Main Office)

The main office of the company shall be located in Koto-ku, Tokyo.

Article 4	(Corporate Bodies)

Aside from the General Meeting of Shareholders and Directors, the company shall establish the following corporate bodies:

(1)	Board of Directors

(2)	Auditors

(3)	Board of Auditors

(4)	Accounting Auditor(s)

Article 5	(Public Notices)

The company shall give public notices electronically. However, if electronic notices are not possible due to accidents or other unavoidable circumstances, public notices shall be given in the Nihon Keizai Shimbun.

Chapter 2.  Stock

Article 6	(Total Number of Authorized Shares)

The total number of authorized shares shall be 330 million.

Article 7	(Acquisition of Treasury Shares)

The acquisition of treasury shares may be prescribed by resolution of a Board of Directors pursuant to Article 165, Paragraph 2 of the Companies Act of Japan (the “Companies Act”).

Article 8	(Unit Share Number)

The unit share number shall be 100 shares.

Article 9	(Rights Concerning Fractional Shares)

With respect to fractional shares, shareholders in the company may exercise no rights other than the following:

(1)	Rights defined in each item of Article 189, Paragraph 2 of the Companies Act.

(2)	Rights to make demands defined in Article 166, Paragraph 1 of the Companies Act.

(3)	Rights to receive new shares in public offerings or new share subscription rights in proportion to the number of shares held.

(4)	Rights to purchase additional fractional shares.

Article 10	(Purchasing Additional Fractional Shares)

Shareholders holding fractional shares may demand the company that it sell additional fractional shares in the number necessary to make up unit share number pursuant to share transaction regulations.

Article 11	(Shareholder Registry)

1.	The company shall establish a shareholder registry.

2	The company shall establish, through a resolution of the Board of Directors, an administrator of shareholder registry and location where such operations are conducted.

3
The company shall ask the administrator of the shareholder registry to create and maintain a shareholder registry and a registry for new share subscription rights and other related administration; the company shall not handle the administration by itself but shall appoint an administration.

Article 12	(Rules on Handling of Shares)

Handling of the company’s shares and related commissions shall be determined pursuant to the laws and regulations, the by-laws, and other rules on handling of shares as set by the Board of Directors.

 Chapter 3.  General Meeting of Shareholders

Article 13	(Convocation of General Meeting of Shareholders)

The Ordinary General Meeting of Shareholders of the company shall be held in June annually; Extraordinary General Meeting of Shareholders may be held as necessary.

Article 14	(Date of General Meeting of Shareholders)

1.	The date of the General Meeting of Shareholders shall be March 31 of every year.

2.	Regardless of the preceding item, the date may be changed at any time, if necessary, by resolution of the Board of Directors, with prior notice.

Article 15	(Convener, Presider)

1.	President of the company shall convene and preside over the General Meeting of Shareholders.

2.
If the President has an accident, another member of the Board of Directors may convene and preside over the General Meeting of Shareholders in accordance with the order determined by the Board of Directors.

Article 16	(Dissemination of General Shareholder Meeting Materials via Internet)

The company may disseminate items that should be noted or disclosed in the reference materials, business reports, financial statements and consolidated financial statements to the shareholders by disclosing them on the Internet pursuant to the regulations of the Ministry of Justice.

Article 17	(Method of Resolutions)

1.
Resolutions of the General Meeting of Shareholders shall be passed by majority of the voting rights of those shareholders attending the meeting who are empowered to vote, unless otherwise indicated by laws and regulations, by-laws or other means.

2.
Resolutions governed by Article 309, Paragraph 2 of the Companies Act shall be determined by a two-thirds vote of the voting rights of those shareholders present and empowered to vote, provided that shareholders representing at least one-third of the voting rights are present at the meeting.

Article 18	(Exercise of Proxies)

1.	Each shareholder may act as a proxy for one (1) other shareholder with voting rights, and exercise those voting rights on that shareholder’s behalf.

2.	Shareholders and proxies must show the company written evidence of their proxy rights for each General Meeting of Shareholders.

Chapter 4.  Directors and Board of Directors

Article 19	(Number of Members)

The Board of Directors shall have 10 members or fewer.

Article 20	(Election)

1.	Directors shall be elected at the General Meeting of Shareholders.

2.	Directors shall be elected by a majority of the voting rights of those shareholders attending the meeting, provided that at least one-third of the voting rights are present.

3.	The election of Directors shall not be by cumulative voting.

Article 21	(Term of Office)

1.	Directors’ term of office shall end at the regular General Meeting of Shareholders for the fiscal year ending within two years of their date of election.

2.	The term of office of Directors elected as supplementary or alternate Directors shall end at the same time as the term of the serving Directors.

Article 22	(Representative Director and Other Directorial Titles)

1.	The Board of Directors shall vote to elect a Representative Director.

2.	The Board of Directors may elect a Chairman (1), President (1), Deputy President(s), Managing Executive Officer(s) and Managing Director(s).

Article 23	(Convener, Presider for Board of Directors Meetings)

1.	President of the company shall convene and preside over the Board of Directors, unless otherwise indicated by law.

2.
If the President of the company has an accident, another member of the Board of Directors may convene and preside over the Board of Directors pursuant to the order determined by the Board of Directors.

Article 24	(Notification of Board of Directors Meetings)

1.	Notice of Board of Directors meetings shall be made to the Directors and Auditors at least three days prior to the meeting date. This notice period may be shortened, however, for matters of urgency.

2.	The notification procedure of the Board of Directors meetings may be omitted upon consents from all Directors and Auditors.

Article 25	(Resolutions of the Board of Directors)

1.	Resolutions of the Board of Directors shall be passed by majority vote of the Directors attending, which represents at least half the votes.

2.	If the requirements of Article 370 of the Companies Act are met, a resolution of the Board of Directors is deemed to have been passed for matters that are the purpose of such resolutions.

Article 26	(Board of Directors Rules)

Matters regarding the Board of Directors shall be governed by laws and regulations, company by-laws, and the Board of Directors rules.

Article 27	(Compensation, etc.)

Directors’ compensation, bonuses and other payments for execution of duties to be received from the company’s assets and profits (hereinafter called “compensation, etc.”) shall be resolved by the General Meeting of Shareholders.

Article 28	(Directors’ Exemption from Liability)

1.
The company may exempt Directors from responsibility of damages resulting from negligence conducted by such Directors (including former Directors) to the extent of the law, by resolution of the Board of Directors, pursuant to Article 426, Paragraph 1 of the Companies Act.

2.
Pursuant to Article 427, Paragraph 1 of the Companies Act, the company may enter into contracts with external directors limiting responsibility of damages resulting from his negligence. The limitation of responsibility under these contracts shall be the minimum liability amount defined by Article 425, Paragraph 1 of the Companies Act.

Chapter 5.  Auditors and Auditors’ Committee

Article 29	(Number of Members)

The number of the company’s auditors shall be five or fewer.

Article 30	(Election)

1.	The Auditors shall be elected by the General Meeting of Shareholders.

2.
Resolutions for the election of Auditors shall be passed by majority of the voting rights of those shareholders attending the meeting, provided that at least one-third of the voting rights are present.

Article 31	(Term of Office)

1.	Auditors’ term of office shall end at the General Meeting of Shareholders for the fiscal year ending within four years of their date of election.

2.	The term of office of Auditors elected to serve the remaining term of Auditors who leave office before the end of their term shall end at the same time as the term of the Auditor who left office.

Article 32	(Efficacy of Resolutions for the Election of Standing Auditors)

The efficacy of resolutions for the election of standing Auditors shall end at the opening of the Ordinary General Meeting of Shareholders for the fiscal year ending within four years of their date of election.

Article 33	(Full-time Auditor)

The Board of Auditors shall elect full-time Auditor(s) by resolution.

Article 34	(Notification of Meetings of the Board of Auditors)

1.	Notice of Board of Auditors meetings shall be made to the Auditors at least three days prior to the meeting date. This notice period may be shortened, however, for matters of urgency.

2.	The notification procedure may be omitted upon consents from all Auditors.

Article 35	(Resolutions of the Board of Auditors)

Resolutions of the Board of Auditors shall be passed by majority vote of the Auditors, unless otherwise specified by law.

Article 36	(Board of Auditors Rules)

Matters regarding the Board of Auditors shall be governed by laws and regulations, by-laws, and the Board of Auditors rules.

Article 37	(Compensation, etc.)

Auditors’ compensation shall be determined by resolution of the General Meeting of Shareholders.

Article 38	(Auditors’ Exemption from Liability)

1.
The company may exempt Auditors from responsibility of damages resulting from negligence by such Auditors (including former Auditors) to the extent of the law, by resolution of the Board of Directors, pursuant to Article 426, Paragraph 1 of the Companies Act.

2.
Pursuant to Article 427, Paragraph 1 of the Companies Act, the company may enter into contracts with external auditors limiting responsibility for damages resulting from his negligence. The limitation of responsibility under these contracts shall be the minimum liability amount defined by Article 425, Paragraph 1 of the Companies Act.

Chapter 6.  Accounting

Article 39	(Fiscal Year)

Article 39	The company’s fiscal year shall be one year, beginning on April 1 and ending on March 31 of the following year.

Article 40	(Date of Payment of Dividends from Surplus)

1.	The date of payment of term-end dividends from the company’s surplus shall be March 31 of every year.

2.	In addition to the preceding item, the company may pay dividend on other dates.

Article 41	(Date of Payment of Interim Dividends)

The Board of Directors may decide to pay interim dividends, with September 30 as the date.

Article 42	(Dividend Cancellation Period)

1.	If dividends are paid in cash and the dividends are not accepted within three years of the start of payment, the company’s obligation to pay lapses.

2.	No interest is paid on dividends.

Supplementary provisions

Article 1	(Transitional Measures for the Initial Fiscal Year)

Provisions of Article 39 notwithstanding, the company’s first fiscal year shall begin on the Incorporation Date and end on March 31 of the following year.

Article 2	(Initial Compensation, etc. for Directors and Auditors)

Provisions of Articles 27 and 37 notwithstanding, during the period from the Incorporation Date through the initial General Meeting of Shareholders, compensation, etc. for Directors shall be limited to ¥100 million, and compensation, etc. for Auditors shall be limited to ¥50 million.

Article 3	(Cancellation of Supplementary Provisions)

These supplementary provisions shall be cancelled as of the end of the first Ordinary General Meeting of Shareholders.

(End of “By-Laws of MIRAIT Holdings Corp.”)

3.	Matters defined in Article 773, Paragraph 1, Items 5 and 6 of the Companies Act of Japan

(1)	Details of the allocation pertaining to the transfer of shares of the three companies are as follows:

	Daimei	Commuture	TODENTSU
Share transfer ratio	1	0.77	0.24

(Note 1)	Details of the allocation of shares pertaining to the share transfer

The joint holding company will allocate and deliver 1 share of common stock of the joint holding company for 1 share of Daimei common stock, 0.77 shares of common stock of the joint holding company for 1 share of Commuture common stock, and 0.24 shares of common stock of the joint holding company for 1 share of TODENTSU common stock, respectively. However, if there is a significant change in the conditions that form the basis for the calculation of the shares, the above share transfer ratios may change following consultation of the three companies. Furthermore, the number of shares in one unit of shares of the joint holding company shall be 100.

(Note 2)	Number of new shares to be issued by the joint holding company through the share transfer

Common stock: 85,381,866 shares

The above figures were calculated on the basis of the total number of issued and outstanding shares of Daimei (41,112,324 shares), the total number of issued and outstanding shares of Commuture (44,915,329 shares) and the total number of issued and outstanding shares of TODENTSU (40,353,080 shares) as of March 31, 2010. Therefore, these figures may fluctuate.

(Note 3)	Administration of shares of less than one unit

The joint holding company plans to file an application for the listing of its shares on the Tokyo Stock Exchange and the Osaka Securities Exchange and, if the applications are approved, it would be possible to trade shares of the joint holding company allocated to shareholders of Daimei, Commuture, and TODENTSU through the transfer of shares on these stock exchanges. We intend to continue to provide for the liquidity of shares under the joint holding company to those shareholders of Daimei who hold at least 100 shares, shareholders of Commuture who hold at least 130 shares and TODENTSU who hold at least 417 shares, who will therefore receive an allocation of at least 100 shares, which constitutes one unit, of the joint holding company.

Those shareholders of Daimei, Commuture, and TODENTSU who receive an allocation of less than 100 shares may not sell such allocations of shares on the Tokyo Stock Exchange, Osaka Securities Exchange, or other exchange for financial products, but may request the joint holding company to purchase such shares.

Those shareholders may also purchase from the joint holding company the number of shares which when combined with their shares of less than one unit will form a complete unit.

(Note 4)	Fractional shares of less than one share

Shareholders who as a result of the allocation are to receive delivery of a fraction of less than one share will be reimbursed according to Article 234 of the Companies Act and other relevant legislation.

(2)	Basis of calculation of contents of the allocation relating to the restructuring of the organization

a.	Measures to guarantee fairness

To ensure fairness in the calculation of the share transfer ratios, Daimei requested Mizuho Securities Co., Ltd. (“Mizuho”), Commuture requested Nikko Cordial Securities Inc. (“Nikko Cordial”), and TODENTSU requested Nomura Securities Co., Ltd. (“Nomura”) to perform the calculation of ratios.

It should be noted that Daimei, Commuture, and TODENTSU did not obtain fairness opinions from the respective organizations performing the calculations.

b.	Basis of the calculations

Because market prices existed for the shares of all three companies, Mizuho undertook a calculation based on the Market Share Price Standard Analysis. In addition to this method, Mizuho also performed a calculation based on the Discounted Cash Flow Analysis to appropriately reflect the future business activity conditions of the three companies. Furthermore, because there are a number of listed companies which operate similar businesses to those of the three companies, Mizuho also performed calculations based on Comparable Companies Analysis. The results of the calculations based on these methods are shown below. The valuation range of the share transfer ratios below state the valuation ranges of common stock of Commuture and TODENTSU for one share of common stock of Daimei.

	Analysis Used	Commuture Valuation Range of Share Transfer Ratio	TODENTSU Valuation Range of Share Transfer Ratio
1	Market Share Price Standard Analysis	0.77 – 0.80	0.24 – 0.25
2	Discounted Cash Flow Analysis	0.63 – 0.89	0.18 – 0.31
3	Comparable Companies Analysis	0.69 – 0.99	0.05 – 0.11

For the Market Share Price Standard Analysis, May 18, 2010 was used as the calculation reference date, and the share price on the calculation date, the average closing share price for the one-week period from the calculation reference date, the average closing share price for the one-month period from the calculation reference date, the average closing price for the three-month period from the calculation reference date, and the average share price for the six-month period from the calculation reference date were used.

When performing the calculation of the share transfer ratios, Mizuho used information it received directly from the three companies and information disclosed by the companies that is available to the general public. On the assumption that the data and information contained therein were wholly accurate and complete, Mizuho proceeded with calculations without independently verifying either the accuracy or completeness of the information. Furthermore, in regard to the assets and liabilities (including contingency liabilities) as well as individual allowances of the three companies and their affiliated companies, Mizuho did not conduct its own evaluations, give an expert opinion, or conduct appraisals including analyses or evaluations of individual assets and liabilities or allowances. It also did not request the expert opinion or appraisal of a third party. Mizuho’s calculations of ratios reflect information and economic conditions up to May 18, 2010, and financial forecasts (including profit planning and other information) of the three companies based on assumptions reasonably prepared on the basis of the best forecasts and judgments obtained as of that time from the management of the three companies.

Because market prices existed for the shares of all three companies, Nikko Cordial undertook a calculation based on the Market Share Price Analysis. Furthermore, because there are a number of listed companies which operate similar businesses to those of the three companies, Nikko Cordial also performed a calculation based on the Comparable Companies Analysis. In addition, it performed calculations based on the Discounted Cash Flow Analysis to appropriately reflect the future business activity conditions of the three companies. The results of the calculations based on these methods are shown below. The valuation range of the share transfer ratios below state the valuation ranges of shares of common stock of Commuture and TODENTSU for one share of common stock of Daimei.

	Analysis Used	Commuture Valuation Range of Share Transfer Ratio	TODENTSU Valuation Range of Share Transfer Ratio
1	Market Share Price Analysis	0.720 – 0.829	0.218 – 0.261
2	Comparable companies Analysis	0.770 – 0.908	0.044 – 0.057
3	Discounted Cash Flow Analysis	0.612 – 0.843	0.243 – 0.361

For the Market Share Price Analysis, May 17, 2010 was used as the calculation reference date and the share transfer ratios for Daimei and Commuture were calculated by adopting the average closing share prices following the earnings announcement (Daimei: May 12, 2010, Commuture: May 13, 2010) for the year ended March, 31 2010 until the calculation reference date, and for TODENTSU by adopting the closing average share price from after the announcement of the “Adjustment of Results Forecast and Dividend Forecast” (April 28, 2010) until the calculation reference date, as well as the respective average closing share prices of the three companies for the one-month period and the three-month period dating back to the calculation reference date.

In the similar listed company comparison, the share transfer ratios were calculated by market prices and financial indices of the three companies with market prices and financial indices of listed companies relatively similar to the three companies in terms of business type, business model, and business scale.

For the Discounted Cash Flow Analysis, the share transfer ratios were calculated by discounting the free cash flow the three companies are presumed to generate in the future based on future earnings forecasts from the fiscal year ending March 2011 by the current value, taking into account the business plans received from the three respective companies, trends in their most recent results and macro trends in the information engineering industry to which the three companies belong.

In its calculation of the share transfer ratio, Nikko Cordial did not perform its own independent evaluation or appraisal or engage public accountants or other specialists in a close inspection of the assets and liabilities of Daimei, Commuture and TODENTSU. Furthermore, Nikko Cordial did not receive an independent valuation by a third party of the respective assets and liabilities of Daimei, Commuture, and

TODENTSU. Instead, it used publicly disclosed general financial information that could be used as a reference in the calculation of the share transfer ratios, such as the financial information, market data and analyst reports of Daimei, Commuture, TODENTSU and other companies, and various indices regarding financial matters, the economy and the market. Nikko Cordial also made the assumption that no undisclosed information that could have a significant impact on the calculation of the share transfer ratios of Daimei, Commuture and TODENTSU existed. On the assumption that the information and source material Nikko Cordial utilized in its calculations were accurate and complete and that the future business plans and financial forecasts of Daimei, Commuture, and TODENTSU included in the said information and source materials were reasonably prepared on the basis of the best forecasts and judgments of those parties at the time, the calculations of the share transfer ratios proceeded after confirmation of the accuracy, appropriateness, and feasibility of the said information and material.

The future business plan that Nikko Cordial used as an assumption for the Discounted Cash Flow Analysis includes business years in which large increases or decreases in profit are expected for Daimei and TODENTSU, but no large increase or decrease is forecasted for Commuture.

Because market prices existed for the shares of all three companies, Nomura undertook a calculation based on the Market Share Price Average Analysis as well as calculations based on the Comparable Companies Analysis, Discounted Cash Flow Analysis, and Contribution Analysis. The calculation range of the share transfer ratios below state the calculation range of common stock of Commuture and TODENTSU per one share of common stock of Daimei.

	Analyses Used	Commuture Calculation Range of the Share Transfer Ratio	TODENTSU Calculation Range of the Share Transfer Ratio
1	Market Share Price Average Analysis	0.77 – 0.80	0.24 – 0.25
2	Comparable Companies Analysis	0.46 – 0.87	0.08 – 0.29
3	Discounted Cash Flow Analysis	0.56	0.24
4	Contribution Analysis	0.46 – 0.84	0.14 – 0.45

Furthermore, for the calculation of the Market Share Price Average Analysis, Nomura used May 18, 2010 as the calculation reference date and adopted the share price on the calculation reference date and the average closing share prices for the periods one week, one month, three months and six months prior to the standard calculation date, the average closing share prices for the three companies for the period from November 27, 2009, which is the date of speculation by the media of the management integration of the three companies until the calculation reference date, and the average closing share price of TODENTSU for the period from the day of that company’s announcement of  results forecasts and dividend forecasts dated April 28, 2010 until the calculation reference date.

When performing the calculation of the share transfer ratios, Nomura in principle used information it received directly from the three companies and general information disclosed by the companies and made available to the general public. On the assumption that the data and information contained therein was wholly accurate and complete, it proceeded with the calculation without independently verifying either the accuracy or completeness of the information. Furthermore, in regard to the assets and liabilities (including contingency liabilities) as well as individual allowances of the three companies and their affiliated companies, Nomura did not conduct its own valuations, give an expert opinion, or conduct appraisals including analyses or evaluations of individual assets and liabilities or allowances. It also did not request the expert opinion or appraisal of a third party. Nomura’s calculations of share transfer ratios reflect information and economic conditions current as of May 18, 2010, and financial forecasts (including profit planning and other information) of the three companies based on assumptions reasonably prepared on the basis of the best forecasts and judgments obtained as of that time from the management of the three companies.

The future profit plan that Nomura used as an assumption for the Discounted Cash Flow Analysis includes business years in which large increases or decreases in profit are expected for Daimei and TODENTSU, but no large increase or decrease is forecasted for Commuture.

c.	Details of the calculation

As stated above, Daimei requested Mizuho, Commuture requested Nikko Cordial, and TODENTSU requested Nomura, respectively, to conduct calculations of the share transfer ratios to be used in the share transfer and, in using the results of these calculations performed by these three external organizations as a reference, the three companies took into consideration from an overall perspective various factors such as the financial conditions, asset conditions, and future outlooks of the respective three companies and engaged in careful mutual consultation regarding the share price ratio on a number of occasions. As a result, they reached the decision that the above share transfer ratios were appropriate and they agreed on such ratios.

d.	Relationship with the organizations conducting the calculations

Mizuho, Nikko Cordial, and Nomura, the organizations which conducted the calculations, are not associated with Daimei, Commuture, or TODENTSU, and therefore there is no significant conflict of interest that should be noted in regard to the transfer of the shares.

(3)
With regard to the share transfer and the establishment of the joint holding company, Daimei, Commuture and TODENTSU have made the following decisions regarding the capital and reserves of the joint holding company:

a.	The capital and reserves of the joint holding company shall be as follows:

(i)	Capital:	¥7 billion

(ii)	Capital reserves:	¥2 billion

(iii)	Legal reserves:	¥0

b.
Concerning the amounts given above as the capital and reserves for the joint holding company, further comprehensive thought and consideration will be given to the capital policies of the joint holding company after its establishment.  Daimei, Commuture and TODENTSU will continue to confer, and the figures will be within the ranges defined in Article 52 of the Rules of Company Accounting.

4.	Facts concerning Daimei, Commuture and TODENTSU

No significant asset disposals have taken place since the final day of last fiscal year.

5.	Directors of the joint holding company

The Directors of the joint holding company are as follows:

Name (Date of birth)	Career, title, areas of responsibility, important concurrent postings		(1) Number of Daimei shares held (2) Number of Commuture shares held (3) Number of TODENTSU shares held (4) Number of shares to be alloted to joint holding company
Goro Yagihashi (Dec. 16, 1945)	Nov. 1999	NTT East, Director, Senior Manager, planning dept.	(1) 23,979 shares (2) 0 (3) 0 (4) 23,979 shares
	Jun. 2002	NTT East, Managing Director, Tokyo branch manager
	Jun. 2004	NTT East, Representative Director, Deputy President, Tokyo branch manager
	Dec. 2006	Daimei Representative Director, Deputy President
	Jun. 2007-present	Daimei Representative Director, President
Fumio Takaesu (Feb. 24, 1950)	Jul. 1991	NTT Kansai, Senior Manager, facilities planning	(1) 0 (2) 13,094 shares (3) 0 (4) 10,082 shares
	Mar. 1995	NTT Kansai, Senior Manager, facilities planning
	Mar. 1998	NTT Kansai, Kumamoto branch manager
	Jun. 2002	NTT West Director, Fukuoka branch manager
	Jun. 2006	NTT Neomeit, Representative Director, President
	Jun. 2008	Commuture, Representative Director, Deputy President
	Jun. 2009 - present	Commuture, Representative Director, President
Kenichi Nishimura (Jun. 10, 1947)	Jan. 1999	NTT Corp., Director, Hiroshima branch manager	(1) 0 (2) 0 (3) 6,375 shares (4) 1,530 shares
	Jul. 1999	NTT Corp., Director, Hiroshima branch manager
	May 2002	NTT Neomeit, Representative Director, President
	Jun. 2006	NTT Neomeit, Director, Advisor
	Dec. 2006	TODENTSU, Advisor
	Jun. 2007	TODENTSU, Representative Director, Deputy Director
	Jun. 2009 - present	TODENTSU, Representative Director, President
Ikuo Washiyama (Jun. 21, 1950)	Jul. 1995	NTT Corp., Fukui branch manager	(1) 0 (2) 0 (3) 5,124 shares (4) 1,229 shares
	May 1999	NTT Corp., Senior Manager, corporate sales
	Jul. 2000	NTT Communications, Senior Manager, solutions (III)
	Dec. 2002	NTT Communications, Senior Manager, IT management services (III)
	Jun. 2004	TODENTSU, Director, Deputy Manager of Sales, multimedia
	Jun. 2005	TODENTSU, Representative Director Managing Director, sales, international sales
	Jun. 2008 - present	TODENTSU, Managing Director, Senior Manager, NTT business, ICT business

Junichi Nomura (Feb. 11, 1950)	Jun. 2004	NTT Resonant, Managing Director, communications business	(1) 6,098 shares (2) 0 (3) 0 (4) 6,098 shares
	Jun. 2006	Daimei, Senior Executive Officer, R&D, personnel development
	Oct. 2007	Daimei, Senior Executive Officer, Senior Manager, personnel development, R&D
	Jun. 2008	Daimei, Senior Executive Officer, Senior Manager of IT solutions, IP Techno service, Representative Director, President (to present)
	Jun. 2009 - present	Daimei, director, Senior Manager, IT solutions
Yusuke Kodama (Aug. 9, 1951)	Jun. 2003	Commuture, Director and manager, planning, Head of business access center	(1) 0 (2) 2,747 shares (3) 0 (4) 2,115 shares
	Jun. 2004	Commuture, Executive Officer, planning, Head of business access center, chief of compliance
	Jun. 2006	Commuture, Director and Senior Manager, planning, Head of business access center, chief of compliance
	Jun. 2009 - present	Commuture, Managing Executive officer, planning, Head of business access center, chief of compliance
Katsuhiko Tanabe (Aug. 14, 1942)	Apr. 1973	Registered lawyer, joined law office of Tadatsune Eiki	(1) 0 (2) 0 (3) 0 (4) 0
	Sep. 1979	Founded own law office of Tanabe Sogo (to present)
	Apr. 1995	Vice Chairman of Dai-ichi Tokyo Bar Association
	Apr. 1997	Vice Chairman, Kanto Federation of Bar Associations
	Apr. 1998	Managing Director, Japan Federation of Bar Associations
	Jun. 2000	Auditor, Sanwa Shutter (now Sanwa Holdings) (to present)
	Jun. 2007 - present	Auditor, Yamatake
Yasushi Komono (Jan. 7, 1944)	Jul. 1969	Royal Group	(1) 0 (2) 0 (3) 0 (4) 0
	Feb. 1974	Royal, Senior Manager, restaurants
	Feb. 1977	Royal, Director, restaurants
	Jun. 1979 - present	Representative Director and President, Komono & Stanton

(Note 1)
Among the candidates for Director, the following person has special interests in Daimei, Commuture or TODENTSU. Junichi Nomura has a concurrent posting as Representative Director of IP Techno Service, a company that does business with Daimei.  However, he plans to resign this position at the General Meeting of Shareholders to be held on June 17, 2010. None of the candidates has any special interests with the joint holding company.

(Note 2)	Details regarding external director candidates under Article 74, Paragraph 4 of the Companies Act Enforcement Ordinance of Japan:

a.	Katsuhiko Tanabe and Yasushi Komono are the candidates for external directors.

b.
Katsuhiko Tanabe is a lawyer of vast experience and knowledge of the law and corporate society as a whole that make him well suited to oversee management from an objective, independent perspective. He is recommended as an external director because his participation would help improve the transparency of the Board of Directors and enhance the oversight function.

c.
Sanwa Shutter, the Sanwa Holdings subsidiary where Katsuhiko Tanabe now serves as external auditor, was investigated by the Fair Trade Commission (“FTC”) on suspicious violation of the Anti-Monopoly Law of Japan. Later, Sanwa Holdings was also investigated by the FTC. Tanabe frequently advised the firm to comply with the law and otherwise raised awareness.  After those incidents, he also advises the firms on other investigations and prevention of recurrences and delivers opinions.

d.
Yasushi Komono is president of management consultant Komono & Stanton and has vast experience and knowledge that make him well suited to direct the joint holding company as a whole, and to oversee management from an objective, independent perspective. He is recommended as an external director because his participation would help improve the transparency of the Board of Directors and enhance the oversight function.

e.
In order to attract capable people to serve as external directors, the by-laws of the joint holding company state that contracts may be drawn up to limit the responsibility of external directors for damages, and it is planned that such limited liability contracts will be arranged for Katsuhiko Tanabe and Yasushi Komono.

A summary of these contracts is as follows:

•
If an external director’s negligence causes the joint holding company to bear responsibility for damages, this amount will be limited to the minimum liability amount defined by Article 425, Paragraph 1 of the Companies Act of Japan.

•	This limitation of liability shall only apply in cases where such external director exercised good will and not gross negligence in the execution of the duties that caused damages.

6.	Auditors of the joint holding company

The auditors of the joint holding company are as follows:

Name (Date of birth)	Career, title, areas of responsibility, important concurrent postings		(1) Number of Daimei shares held (2) Number of Commuture shares held (3) Number of TODENTSU shares held (4) Number of shares to be alloted to joint holding company
Yoichi Takashima (Mar. 13, 1948)	Oct. 1999	NTT Communications, Senior Manager, works division, international networks	(1) 11,106 shares (2) 0 (3) 0 (4) 11,106 shares
	Apr. 2000	Daimei, Senior Manager, networks, multimedia
	Jun. 2001	Daimei, Director, IT, IP networks, network communications
	Apr. 2002	Daimei, Senior Executive Director, IT, IP networks, network communications
	Apr. 2003	Daimei, Senior Executive Director, IT, IP networks, network communications, IP Techno Service, President
	Jun. 2004	Daimei, Managing Executive Director, IT solutions, network solutions
	Jun. 2006	Daimei, Managing Director, IT solutions, network solutions
	Jun. 2007	Daimei, Managing Director, IT solutions, enterprise solutions
	Jun. 2008-present	Daimei, full-time Auditor
Nobutoshi Takahashi (Mar. 14, 1947)	Jul. 1993	Sumitomo Electric Industries, Senior Manager, accounting	(1) 0 (2) 21,548 shares (3) 0 (4) 16,591 shares
	Jun. 1996	Osaka Diamond Industrial, Executive
	Jun. 1998	Osaka Diamond, Director
	Oct. 2000	Allied Materials, Director
	Jan. 2001	Sumitomo Electric, Senior Auditor
	Apr. 2003	SEI Professional Staffs, President
	Apr. 2004	Commuture, Senior Manager, accounting
	Jun. 2004	Commuture, Director, accounting
	Jun. 2006	Commuture, Managing Director, accounting chief
	Jan. 2007	Commuture, Managing Director, accounting chief, head of internal controls office
	Apr. 2009 - present	Commuture, Managing Director, accounting chief
Yoshiaki Ugaki (Nov. 23, 1949)	Apr. 1972	NTT	(1) 0 (2) 0 (3) 0 (4) 0
	Jul. 1999	NTT, Auditor, head of IV division
	Jun. 2001	NTT DoCoMo Kansai, Director, head of accounting
	Jul. 2002	NTT DoCoMo Kansai, Director, head of finance
	Jun. 2004	NTT DoCoMo, Managing Director, head of finance
	Jun. 2005	NTT DoCoMo, Managing Executive Director, head of finance
	Jun. 2006 - present	Hibiya Engineering, Representative Director, Deputy President, Executive Officer
Hiroshi Daikuya (Jul. 15, 1968)	Apr. 1991	Arthur Andersen	(1) 0 (2) 0 (3) 0 (4) 0
	Mar. 1994	Registered CPA
	July 2001	@Stream, Director (to present)
	Dec. 2001	Vinas, Auditor (to present)
	Jun. 2006 - present	Daiken Medical, Auditor

(Note 1)	None of the candidates for Auditor have any special interests in, Daimei, Commuture and TODENTSU. None of the candidates have any special vested interests that should affect the joint holding company.

(Note 2)
Yoshiaki Ugaki plans to resign his position at Hibiya Engineering at the General Meeting of Shareholders to be held on June 29, 2010, and become Auditor at TODENTSU at its General Meeting of Shareholders the same day upon approval.

(Note 3)	Details regarding external auditor candidates under Article 74, Paragraph 4 of the Companies Act Enforcement Ordinance of Japan:

a.	Yoshiaki Ugaki and Hiroshi Daikuya are the candidates for external auditor.

b.
Through his experience at NTT DoCoMo in the areas of accounting and finance, and with Hibiya Engineering as a director, Yoshiaki Ugaki has vast experience and knowledge regarding management. He is recommended as an external auditor because he can be expected to oversee and effectively advise the joint holding company as a whole from an objective, independent perspective.

c.
Through his qualifications as a CPA, and his work with management consulting company @Stream, Hiroshi Daikuya has vast experience and knowledge regarding management. He is recommended as an external auditor because he can be expected to oversee and effectively advise the joint holding company as a whole from an objective, independent perspective.

d.
In order to attract capable people to serve as external auditors, the by-laws of the joint holding company state that contracts may be drawn up to limit the responsibility of external directors for damages, and it is planned that such limited liability contracts will be arranged for Yoshiaki Ugaki and Hiroshi Daikuya.

A summary of these contracts is as follows:

•
If an external auditor’s negligence causes, causing the joint holding company to bear responsibility for damages, this amount will be limited to the minimum liability amount defined by Article 425, Paragraph 1 of the Companies Act of Japan.

•	This limitation of liability shall apply in cases where the external director exercised good will and not gross negligence in the execution of the duties that caused damages.

7.	Standing Auditor of the joint holding company

The Standing Auditor of the joint holding company is as follows:

Name (Date of birth)	Career, title, areas of responsibility, important concurrent postings		(1) Number of Daimei shares held (2) Number of Commuture shares held (3) Number of TODENTSU shares held (4) Number of shares to be alloted to joint holding company
Yoichi Takamiya (Aug. 6, 1949)	Apr. 1972	Yasuda Fire & Marine Insurance	(1) 0 (2) 0 (3) 0 (4) 0
	Jun. 2001	Yasuda Fire & Marine Insurance, head of president’s office, Executive Officer
	Apr. 2002	Yasuda Fire & Marine Insurance, Director, Executive Officer, planning
	Jun. 2002	Yasuda Fire & Marine Insurance, Managing Director, Executive Officer
	Jul. 2002	Sompo Japan, Managing Director, Executive Officer
	Apr. 2005	Sompo Japan, Senior Managing, Executive Officer, central Japan
	Apr. 2007	Sompo Japan, Advisor (to present)
	Jun. 2007	Mizuho Trust, Auditor (to present)
	Apr. 2010 - present	Josai Intl. University, Professor of information science

(Note 1)	The candidate has no special interests in Daimei, Commuture, TODENTSU, or the joint holding company.

(Note 2)	Details regarding the external auditor candidate under Article 76, Paragraph 4 of the Companies Act Enforcement Ordinance of Japan:

a.	Yoichi Takamiya is a candidate for external auditor (standing).

b.
Through his work as Senior Executive Managing Officer at Sompo Japan and his decision to teach at Josai International University, Yoichi Takamiya has vast experience and knowledge regarding management. He is recommended as a standing external auditor because he can be expected to oversee and effectively advise the joint holding company as a whole from an objective, independent perspective.

c.
In order to attract capable people to serve as external auditors, the by-laws of the joint holding company state that contracts may be drawn up to limit the responsibility of external directors for damages, and it is planned that such limited liability contracts will be arranged for Yoichi Takamiya if he is elected.

A summary of the contracts is as follows:

•
If an external auditor’s negligence causes the joint holding company to bear responsibility for damages, this will be limited to the minimum liability amount defined by Article 425, Paragraph 1 of the Companies Act of Japan.

•	This limitation of liability shall apply in cases where the external director exercised good will and not gross negligence in the execution of the duties that caused damages.

8.	Accounting Auditor of the joint holding company

The Accounting Auditor of the joint holding company is as follows:

Name	Toyo Horwath
Location of main office	Sumitomo Fudosan Kanda Bldg., 7 Kandamitoshiro-cho, Chiyoda-ku, Tokyo
Summary	Capital:	¥ 424 million
(As of Mar. 31, 2010)	Personnel:	Partners:	Representatives:	59
			Regular employees:	43
		Specialists:	CPAs:	217
			Asst. CPAs:	2
			Newly qualified:	44
			Other specialists:	16
		Office staff:		22
		Total:		403
History	Dec. 1971	Founded as Nitto Audit Co.
	Nov. 1981	Merged with Toranomon Kyodo Jimusho, changes name to Toyo Audit Co.
	Mar. 2003	Agreed to join as member firm of Horwath International (now Crowe Horwath International)
	Jan. 2005	Merged with Nishimura Accounting Office
	Oct. 2006	Merged with Toto Audit Co. (to present)

9.	Decision on these proposals

These proposals will take effect if the Share Transfer Plan (“the Plan”) proposed by Daimei, Commuture and TODENTSU is approved by the respective General Meetings of Shareholders as defined in Article 7 of the Plan. If the Plan should not take effect, due to circumstances as described in Article 12 (Change in Circumstances) or Article 13 (Efficacy of Share Transfer Plan), or if the Share Transfer is cancelled, the decision on these proposals will be void.

(End of “Reference Material”)